                                                                    EXHIBIT 4.15

                          MANAGEMENT SERVICES AGREEMENT

                         MADE THIS 4TH DAY OF MARCH 2002



PARTIES:

1. ELITE LOGISTICS INC. AND ELITE LOGISTICS SERVICES, INC. (COLLECTIVELY "ELITE"), AND;

2.       STEPHEN M. HARRIS (MANAGER) OF THE SECOND PART.


BACKGROUND:

1. ELITE wishes to retain the services of MANAGER to provide management services in accordance with the Position Specification attached hereto.

2. MANAGER agrees to render such services to ELITE subject to the terms and conditions of this Contract.

3.       The mission of ELITE as outlined in its business plan is as follows:
         "Elite will harness the power of wireless communications and global positioning technology to improve the security of life and property and the efficiency of our clients' business by providing best of breed monitoring, tracking and information systems for motor vehicles and other mobile and fixed assets."

4. Pursuant to this Management Services Agreement MANAGER will assist ELITE to fulfill its business plan and accomplish its mission.

DECLARATION

I, MANAGER declare that I have read and fully understand the conditions of employment detailed in the attached Management Services Agreement and accept them fully.

SIGNED BY MANAGER                                       SIGNED FOR AND ON BEHALF OF
                                                        ELITE LOGISTICS INC. AND ELITE
                                                        LOGISTICS SERVICES, INC.

By:                                                     By:
   .........................................               .........................................

Name:       Stephen M. Harris                           Name:            Joseph D. Smith
                                                        Title:           Chairman



Witness:                                                Witness:
        ...................................                     ....................................
Full Name                                               Full Name
         ...................................                     ...................................
Address                                                 Address
       .....................................                   .....................................
Occupation                                              Occupation
          ..................................                      ..................................


1        DEFINITIONS:

ELITE                                    Means ELITE Logistics Inc., ELITE Logistics Services, Inc. and all subsidiary and affiliate companies in which ELITE may have an equity interest from time to time.

THE BOARD                                Means the Board of Directors of ELITE Logistics, Inc.

THE BUSINESS PLAN                        Means the plan for the operation of ELITE's business as approved by the Board and amended by the Board from time to time.

CHANGE IN CONTROL                        "Change in Control" shall mean (i) the time that the Corporation first determines that any person and all other persons who constitute a group
                                         (within the meaning of Section 13(d)(3) of the Securities Exchange Act of
                                         1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership
                                         (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent
                                         (20%) or more of the Corporation's outstanding securities, unless a majority of the "Continuing Directors" approves the acquisition not later than ten
                                         (10) business days after the Corporation makes that determination, or (ii)
                                         the first day on which a majority of the members of the Corporation's board of directors are not "Continuing Directors."

CONFIDENTIAL INFORMATION                 Means all information that is confidential to and the property of ELITE whether in written, electronic or other form or retained in the mind of the
                                         MANAGER.  Without limiting the generality of the forgoing, it includes all and any information relating to the business, business plans, affairs, policies, processes, intellectual property (including without limitation software products, source codes, designs, specifications, drawings, technical information, know how, trade secrets, technical and scientific research, copyright, patents and patent applications), documents, costing, pricing methods, operations, finances, strategic relationships, customers, product knowledge, quality standards, devices, market research, past and present legal or regulatory matters and all such similar information of
                                         ELITE.

DOCUMENTS                                Means all memoranda, notes, specifications, manuals, drawings, plans, design reports, records and other material stored in written, audio, visual or electronic or whatsoever form

INTELLECTUAL PROPERTY                    Means the right to use, copy, modify, market, or license any software concept, design, source code, or documentation. It also includes all rights to any brand, patent, copyright, registered design, trademark, distinguishing logos, trade secret or any other intellectual property right belonging to ELITE including any software, systems or products discovered by MANAGER or by
                                         ELITE. It also includes such other Industrial, Intellectual and Contractual
                                         Property as may further establish or reinforce the ELITE rights in the ELITE software, systems and products.

MANAGEMENT SERVICES AGREEMENT            Means this agreement between the parties and any amendments thereto.

REQUIRED NOTICE OF TERMINATION           Means the minimum period for notice of termination set out in Schedule A.

REVIEW DATE                              Means the date for annual salary review as set out in Schedule A.

TERRITORY                                Means the territories as set out in Schedule A.

TERMINATION FOR CAUSE                    "Termination For Cause" shall mean termination by the Corporation of the
                                         Executive's employment by the Corporation by reason of the Executive's wilful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Corporation, or by reason of the Executive's wilful material breach of this Agreement, which has resulted in material injury to the
                                         Corporation.

TERMINATION OTHER THAN FOR CAUSE         "Termination Other Than For Cause" shall mean termination of the Executive's employment by Elite (other than in a Termination for Cause) and shall include constructive termination of the Executive's employment by reason of the
                                         Corporation's material breach of this Agreement, such constructive termination to be effective upon notice from the Executive to the Corporation of such constructive termination.

VOLUNTARY TERMINATION                    "Voluntary Termination" shall mean the Executive's termination of his/her employment by the Corporation other than (i) constrictive termination as described herein, (ii) "Termination Upon a Change in Control," and (iii)
                                         termination by reason of the Executive's death or disability as described herein.

TERMINATION UPON A CHANGE IN CONTROL     "Termination Upon a Change in Control" shall mean the Executive's termination of his/her employment with the Corporation within 120 days following a
                                         "Change in Control."

CONTINUING DIRECTORS                     "Continuing Directors" shall mean, as of any date of determination, any member of the Corporation's board of directors who (i) was a member of that board of directors on 4 March 2002, (ii) has been a member of that board of directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the
                                         Corporation's board of directors with the affirmative vote of the greater of
                                         (4) a majority of the Continuing Directors who were members of the
                                         Corporation's board of directors at the time of such nomination or election of at least (4) Continuing Directors.

2.       COMMENCEMENT DATE

2.1 This Contract shall commence on the commencement date specified in Schedule A.

3        MANAGER'S DUTIES

3.1 MANAGER shall perform the duties set out in the Position Specification contained in Schedule B diligently and competently and in a professional manner to the best of MANAGER'S ability for the benefit of ELITE. The Chairman and/or Board of Directors may from time to time at their sole discretion as is deemed appropriate assign to MANAGER such other responsibilities and duties commensurate with MANAGER'S time and abilities to handle them.

3.2 MANAGER shall work full-time (a minimum 40 hours per week) for ELITE. MANAGER may act as a non-executive director or advisor for other companies provided that MANAGER advises Elite of such other activities and they do not, in the opinion of the Chairman and/or Board of Directors impair MANAGER'S ability to fulfill this Agreement.

3.3 MANAGER shall prepare such business plans, forecasts, activity reports, financial reports, and management reports as the Chairman and/or Board of Directors may request. MANAGER shall inform the Chairman and/or Board of Directors of important developments including without limitation:

         o        Information about competitors, their products and prices.

         o Comments on ELITE' products from actual and prospective customers.

         o Opportunities for further product development or for new products.

         o        Any other market intelligence.

3.4 MANAGER acknowledges receipt of a copy of the Employee Handbook and Company Policy Manual with Executive Addendum and has read understood and agreed to the same. MANAGER agrees to abide by company policy and such other reasonable limitations upon his scope of authority as may be established from time to time by the Board.

3.5 MANAGER shall comply with all the applicable laws and regulations in the territory in performing his duties for ELITE.

4        SALARY AND SALARY REVIEWS

4.1 MANAGER shall receive the compensation package including the salary and performance related cash bonuses detailed in Schedule A in the manner detailed. Salary, including cash bonuses, shall be reviewed annually by the Board of Directors on the Review Date.

5.       GENERAL CONDITIONS

5.1 The general conditions of employment shall be as set out in the Employee Handbook (copy attached at Schedule C) except as stated herein and as amended from time to time.

6.       EXPENSES.

6.1 ELITE shall reimburse MANAGER for reasonable business expenses necessarily incurred in the performance of his duties in accordance with ELITE T&E policies and procedures that are in effect at the time the expenses are incurred.

6.2 If ELITE provides MANAGER with a corporate credit card, MANAGER is responsible for any personal charges incurred on the company credit card and without limitation to any other remedy which may be available to ELITE hereby grants to ELITE the right to offset such charges against any and all amounts which may be due to MANAGER from ELITE. MANAGER shall return such credit card to ELITE immediately upon request by ELITE and in any event upon termination of this Agreement for whatever reason.

6.3 If ELITE provides MANAGER with a corporate phone card, MANAGER is responsible for any personal charges incurred on the company phone card and without limitation to any other remedy which may be available to ELITE hereby grants to ELITE the right to offset such charges against any and all amounts which may be due to MANAGER from ELITE. MANAGER shall return such phone card to ELITE and desist from using such service immediately upon request by ELITE and in any event upon termination of this Agreement for whatever reason.

7.       CONFIDENTIAL INFORMATION

7.1 MANAGER acknowledges that by virtue of MANAGER'S employment with ELITE, MANAGER will gain knowledge of Confidential Information. MANAGER agrees and acknowledges that all such Confidential Information is the sole and exclusive property of ELITE. MANAGER covenants that the Confidential Information, and any other information obtained by MANAGER in relation to ELITE shall during the currency of MANAGER'S employment and at all times thereafter, be kept secret and confidential and except to the extent that any such Confidential Information or other information shall be part of the public domain (other than as a result of the breach by the MANAGER of this Clause) such information shall not be disclosed other than as required by law.

7.2 MANAGER will not disclose Confidential Information to such parties within ELITE who MANAGER should reasonably expect to be excluded from receiving such Confidential Information.

7.3 MANAGER further agrees to promptly deliver to ELITE upon termination of this contract, or at any time that ELITE may so request, all software, media memoranda, notes, records and other documents comprising Confidential Information that he then possesses or has under his control.

7.4 The MANAGER shall not during the term of this Contract or subsequently directly or indirectly divulge to any person other than MANAGER'S professional advisor(s) any of the terms of this Contract.

8.       PROTECTION OF INTELLECTUAL PROPERTY

8.1 MANAGER acknowledges that all ELITE software, systems, products and processes are proprietary to the ELITE by virtue of their unique design.

8.2 MANAGER shall have no rights in respect of any Intellectual Property of the ELITE, or the goodwill associated therewith and MANAGER acknowledges that all such rights are vested in ELITE.

8.3 MANAGER shall not during the term of this contract or for a period of two years thereafter knowingly aid, abet or assist, either directly or indirectly, anyone else in replicating, creating, manufacturing, marketing, licensing, or in any other way dealing in systems and products infringing the ELITE's Intellectual Property.

8.4 MANAGER shall comply with all directives of the Board and take all other reasonable steps to prevent infringement by third parties of the Intellectual Property of ELITE.

8.5 MANAGER shall promptly notify the Board of Directors in the event that he becomes aware of any infringement by third parties of ELITE's Intellectual Property.

8.6 MANAGER further agrees to promptly deliver to ELITE on termination of this Management Services Agreement, or at any time that ELITE may so request, all memoranda, notes, records and other documents comprising or relating to the Intellectual Property that MANAGER then possesses or has under MANAGER'S control.

9.       COVENANTS NOT TO COMPETE

9.1 MANAGER agrees that the services he has to perform under this contract are of a special, unique, unusual, extraordinary and intellectual in character.

9.2 MANAGER acknowledges that ELITE would sustain considerable injury were MANAGER to take the knowledge, skills, business contacts and information (whether confidential or otherwise) acquired during MANAGER'S service with ELITE and use them to compete with ELITE.

9.3 MANAGER covenants that during the term of this Agreement and for a period of one year after termination for any reason, neither MANAGER, nor any corporation, partnership or joint venture of which MANAGER is a member, will without the prior written consent of ELITE, either directly or indirectly, and whether as principal, agent, trustee, financier, shareholder, debenture holder, director, consultant, partner, advisor, or otherwise in the Territory:

         a) Compete with the Business of ELITE as carried on by ELITE until the date of termination.

         b) Be concerned in any corporation or business that is or may be engaged or concerned in or does or may carry on business that competes with the Business of ELITE as carried on by ELITE until the date of termination. MANAGER may hold or make investments in Companies whose business does not directly compete with the Business at the time of making such investment, but shall immediately disclose such investments should their business subsequently become competitive.

         c) Solicit or entice away from ELITE by any means whatsoever (or endeavor to do so) any business from any person who is or was a customer of ELITE within the six month period prior to termination of this Agreement.

         d) Employ, offer or procure the offer of employment, or solicit or entice away from ELITE, or induce to breach his/her contract of service with ELITE (or endeavor to do so) any person who was employed by ELITE or who was an officer or agent of ELITE, or a contractor to ELITE at the date of termination or was employed by ELITE in any such capacity at any time during the six month period prior to termination.

9.4 MANAGER will not at any time after termination represents himself as being in any way connected with or interested in the Business or affairs of ELITE.

9.5 The provisions of this Clause 9 shall bind and enure for the benefit of the Parties after the termination of this Contract.

9.6 MANAGER acknowledges that this covenant not to compete is not unreasonably restrictive nor will it interfere with his ability to earn his livelihood for among other things the following reasons:

         o It covers only those services and products of the type marketed by ELITE. The market for such systems and products is very small relative to the total software market.

         o Inconvenience of this covenant not to compete upon MANAGER is minimal in comparison with the hardship that ELITE would potentially sustain without it.

         o The experience and skills that MANAGER acquires in the course of his employment with ELITE are readily transferable to other non-competing management opportunities on termination of his contract with ELITE.

9.7 Each of the undertakings of MANAGER contained in Clause 9.3 shall be read and construed independently of the other undertakings so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatever then the remaining undertakings shall be valid to the extent that they are not held to be so invalid.

9.8 While the undertakings of MANAGER contained in Clause 9.3 and 9.4 are considered by the Parties to be reasonable in all the circumstances, if one or more of such undertakings should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said undertakings shall apply with such modifications as may be necessary to make them valid and binding upon the MANAGER. Any such modifications shall be kept to a minimum.

9.9 As further consideration for entering into the restrictive covenants contained in this Agreement MANAGER shall receive the incentive bonus and/or stock option grants as set out in Schedule A.

10       INTELLECTUAL PROPERTY ASSIGNMENT

10.1 MANAGER agrees that all software, inventions, processes, products, designs or procedures relating to the Business of ELITE which MANAGER may develop or participate in the development of during the term of this Contract (hereinafter collectively referred to as "MANAGER'S Intellectual Property") whether during normal working hours or not shall be deemed to be the property of ELITE or its assignee.

10.2 MANAGER agrees to assign his rights if any to MANAGER'S Intellectual Property to ELITE and further to sign any documents reasonably required by ELITE in order to protect ELITE' interest in the MANAGER'S Intellectual Property.

11       TERM

11.1 The initial term of this contract is set out in Schedule A. Thereafter it may be renewed by mutual agreement until terminated by either party giving the other party the Required Notice of Termination.

11.2     ELITE may terminate this contract forthwith for cause if:

         o MANAGER is guilty of gross dereliction of duty, incompetence or a major breach of this contract

         o MANAGER commits any illegal, dishonest or fraudulent act against the company or is indicted, convicted or pleads nolo contendere to any felony or any act of moral turpitude

         o MANAGER is guilty of the use or possession of illegal drugs, or the excessive use of alcohol, or commits any other act that brings ELITE into disrepute.

         o ELITE shall have the option to terminate this contract "for cause" if MANAGER dies, or is incapable of performing MANAGER'S obligations, in the normal manner, on account of disability for ten consecutive weeks, or in the aggregate fifteen weeks, of any year.

         Any other termination shall be deemed to be without cause.

         ELITE shall have the right to terminate this Agreement without cause upon written notice to MANAGER. If ELITE terminates this Agreement without cause, ELITE shall accelerate vesting of all options and pay MANAGER according to "PAYMENT ON TERMINATION OF EMPLOYMENT" SCHEDULE A. The Termination of this contract shall be without prejudice to the rights of the parties that accrued up to the date of termination. Termination shall not affect those clauses herein, which by their nature the parties intend to survive termination.

11.3     Manager may terminate with good cause if

         o        Elite is in breach of management services agreement

         o Elite permanently reduces Manager's compensation package or demotes Manager from the contemplated Position of authority.

         o        There is a change of control of the company.

         In the event of termination by Manager for Good cause vesting of all options shall be accelerated and MANAGER shall be entitled to compensation according to Paragraph 7, Severance, Schedule A.

12.      REPRESENTATIONS AND WARRANTIES

12.1     The parties represent the warrant to each other:

         o        Each is free to enter into this Management Services Agreement

         o Each possesses the legal authority to enter into this Management Services Agreement

         o There are no outstanding contractual commitments that will prevent or restrict any of them from entering into this Agreement and performing the obligations hereunder.

13.      GOVERNING LAW

13.1 The laws of Texas and controlling Federal Law shall govern this Management Services Agreement and any action hereunder shall subject to the jurisdiction of the federal and state courts sitting in Harris County, Texas.

14.      ENTIRE AGREEMENT

14.1 This contract represents the entire agreement between the parties with respect to the subject thereof as such it supersedes and replaces any prior arrangements between the parties either oral or written.

14.2 Any changes or modifications to this contract shall be valid only if made in writing and signed by both parties.

15.      SEVERABILITY

15.1 Each provision in this Management Services Agreement is severable wholly and in part and if any provision is said to be illegal or unenforceable for any reason only the illegal or unenforceable portion shall be ineffective and the remainder shall remain in full force and effect.

16.      AMENDMENT

16.1 Any purported amendment or variation of this Agreement must be in writing and be signed by both Parties.

                                   SCHEDULE A

                       COMPENSATION, TERMS AND CONDITIONS

NAME                            Stephen M. Harris

POSITION                        President and Chief Executive Officer, Elite Logistics, Inc. and Elite
                                Logistics Services, Inc. and member of Board.

COMMENCEMENT DATE               4 March 2002 (or such earlier date as may be agreed).

INITIAL TERM                    1 Year

REVIEW DATE                     1 March each year.

TERRITORY                       United States of America

REQUIRED NOTICE OF              One (1) month's notice in writing
TERMINATION

                                  COMPENSATION

1.       ANNUAL COMPENSATION

MANAGER shall receive the following salary and performance bonus:

SALARY AND                               Base Salary (payable monthly)                        $175,000.00
PERFORMANCE RELATED                                                                           per annum

BONUS:                                   Bonus (1)                                            $87,500.00
                                                                                              per annum

                                         TOTAL ON TARGET REMUNERATION                         $262,500.00

CAR ALLOWANCE                            Payable [Monthly ]                  $ 600.00 per month

(1) Bonuses are payable on achievement of goals established by the Board of Directors. (To be agreed within 30 days from the date of this agreement.)

CAPITAL RAISING                                                                         $43,750.00
---------------                                                                         ----------
1.       Minimum $100,000 within the first 30 days from date of agreement.

2.       Additional $ 200,000 within the 30 days from date of agreement.

3.       Minimum $1,000,000 within 90 days from date of agreement.

4.       Line of credit to restart shipping product and supporting sales growth of up to
         1200 units / month shipment.

5.       Minimum $7,000,000 within twelve months from date of agreement.

SALES TARGETS:                                                                          $ 21,875.00

1.       3/02-5/02  $500,000

2.       6/02-8/02  $850,000

3.       9/02-11/02 $1,150,000

4.       12/02-2/03 $ 1,500,000

PROFITABILITY:  1 month of profitability within 6 months from date of agreement.        $ 21,875.00

     Total:                                                                             $ 87,500.00

         Bonus will be paid quarterly no later than the date of the filing of the Company's quarterly reports (10Q and 10K).

2.       RETENTION BONUS

         In addition to the Annual Compensation detailed below MANAGER shall receive stock option allocations in accordance with the 1999 Employee Stock Option Plan as follows:

  Allotment                            Exercise Price       Vesting Date
  ---------                            --------------       ------------
  250,000 Shares                            $ 0.30          Upon Signing
  250,000 Shares                            $ 0.30            03/04/2003
  250,000 Shares                            $ 0.30            03/04/2004
  250,000 Shares                            $ 0.30            03/04/2005

3.       INVESTMENT OPTION

         MANAGER shall at any time within 6 months of the execution of this agreement be entitled to purchase a minimum of 400,000 shares at a price of $0.25 each (total investment $100,000.00).

4.       ANNUAL LEAVE / PAID VACATION

         MANAGER shall, be entitled to 4 weeks paid annual vacation to be taken in accordance with company policy.

5.       ANNUAL LEAVE / PAID VACATION

         MANAGER shall be entitled to leave of absence and compensation in accordance with company policy as set out in the Employee Handbook during periods of sickness, disability, or bereavement.

6.       HEALTH INSURANCE

         MANAGER and MANAGER's dependents will be eligible for participation in the company's group health insurance scheme in accordance with company policy.

7.       CAR LEASE

         MANAGER shall be entitled to the full use of a company motor vehicle.

8.       SEVERANCE

         On termination of this Agreement by Company MANAGER will be paid lump sum distribution of the following:

                  i.       Salary to date of termination.

                  ii.      Accrued annual leave.

                  iii. All bonuses and commissions accrued to the date of termination.

If the termination by Company is for other than cause MANAGER will be paid additional lump sum distribution of the following:

                  i.       12 month salary.

                  ii. Any and all bonuses and commissions for 12 months at 100% value identified in this agreement for a period of one year from the effective date of termination.

                  iii. Continue to pay the benefits for a period of one year from the effective date of termination of this agreement.

                  iv.      Full vesting of all invested options.

Unused sick leave is not payable on termination of employment.

                                   SCHEDULE B

                             POSITION SPECIFICATION

NAME:             Stephen M. Harris
POSITION:         President and C. E. O., Elite Logistics Services, Inc. and
                  Elite Logistics, Inc.
REPORTING TO:     Board of Directors of Elite Logistics, Inc.

AREAS OF RESPONSIBILITY                                          PERFORMANCE CRITERIA
-----------------------                                          --------------------
1. BUSINESS PLAN AND FUNDING

Strategy: Complete a restructuring and restart of the            1.      Conclude a minimum of $7,000,000.00 in
company to facilitate the goals and objectives outlined                  funding over the next 12 months for the
in Attachment 1.                                                         company to support proper operations and
                                                                         growth.

Objectives: Assure that the company is properly funded           2.      Increase product sales to a minimum of
and obtains profitability over the next 12 months.                       1500 units per month with 12 months
                                                                         minimum revenues of $4,000,000.00.

                                                                 3.      Achieve operating profitability within six
Responsibilities/authorities: Responsible for the                        months of the date of employment.
overall daily company operations with full authority in
accordance with Attachment 1 (Board of Directors                 4.      Within 30 days from the date of employment
requirements)                                                            provide the Board of Directors with a
                                                                         Business Plan

                                                                 5.      Within 30 days from date of employment
                                                                         provide the Board of Directors with a plan
                                                                         and schedule for the company operations
                                                                         for the next 12 months that outlines and
                                                                         supports the restructuring and growth of
                                                                         the company and this identified
                                                                         performance criteria.

2. INVESTOR RELATIONS

Strategy: Develop an acceptable Investor Relations plan           1.      Implement an Investor Relations plan that
to support and maintain the value of the company's                        assure an acceptable return to Elite
publicly traded stock.                                                    Investors with a target stock price of
                                                                          $2.00 within 12 months.
Objectives: Increase the Company's stock
performance/value to assure a proper return to investors          2.      Over the next 24 months move the company
and move the company to a NASDAQ Small Cap position.                      into a position to allow for a move to the
                                                                          NASDAQ Small Cap.
Responsibilities: Responsible for preparing, submitting
to the Board of Directors and implementing a proper               3.      Prepare and submit to the Board of
strategy and plan to accomplish the identified                            Directors an acceptable plan to accomplish
objectives.                                                               these identified performance criteria.


AREAS OF RESPONSIBILITY                                          PERFORMANCE CRITERIA
-----------------------                                          --------------------

3. INTELLECTUAL PROPERTY

Strategy: Assure that the company's current Intellectual         1.      Assure that the Company Business Plan
Property is maintained in a current status, is properly                  contains adequate detail to allow the Board
enforced and, along with future property, properly                       of Directors appointed Intellectual
supports the business plan.                                              Property Committee to maintain proper
                                                                         protection for the company.

Objectives: Develop and maintain a proper Business Plan          2.      Coordinate closely with the Intellectual
and Sales and Marketing Plan that is protected by the                    Property Committee to assure that the
Company's Intellectual Property Enforcement Plan that will               Company's Intellectual Property properly
protect the company's ability to operate in the space and                supports the Company's Sales and Marketing
control and limit the entry of others into the space.                    Plan and that the Sales and Marketing Plan
                                                                         properly supports the Intellectual Property
                                                                         Enforcement Plan.

Responsibilities: Assure that a proper Business Plan Sales       3.      Report to the Board of Directors any and
and Marketing Plan are maintained by planning committees.                conflicts between the Intellectual Property
That these plans maintain readily visible market areas,                  Enforcement Plan and the Company's Sales
research and development goals and objects to assure that                and Marketing Plan that cannot be agreed on
proper Intellectual Property protection is maintained. and               between the Intellectual Property Committee
                                                                         the President and CEO.
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                        SCHEDULE C
GENERAL TERMS AND CONDITIONS

         Annual leave                        Annual leave is provided in accordance with Schedule A. All holidays shall be taken within twelve months of the date of entitlement or forfeited unless otherwise approved by the board.
                                             All applications for annual leave shall be made on the leave application form and shall require a minimum of two weeks
                                             notice.

       Bereavement leave                     MANAGER is entitled to 3 days bereavement leave in each year on the death of the MANAGER's spouse, child, parent, brother or sister, grandparent, mother in law or father in law. The
                                             entitlement will not form part of any benefit payable upon termination of the Management Services Agreement. MANAGER shall complete a Bereavement Leave Application and file with the human resources manager.

        Domestic Leave                       MANAGER is entitled to up to five days leave on ordinary pay where
                                             MANAGER finds that it is essential to stay at home in an
                                             emergency in the event of illness of a husband or wife,
                                             dependent child or dependent parent. Such leave shall be treated as though it were due to MANAGER's own sickness and shall be subject to the following conditions: leave shall be set-off against MANAGER's sick leave entitlement On return to work
                                             MANAGER shall complete a sick leave notification and file with the human resources manager. If requested, a medical certificate shall be provided to support such leave entitlement.

            Dress                            Code MANAGER is expected to comply with ELITE" dress code as published in the Employee Handbook from time to time.

        Hours of Work                        MANAGER is expected to work a minimum of 40 hours in any week.
                                             These will normally be worked Monday to Friday at any time between 8.00 a.m. and 6.00 p.m. to suit the MANAGER.

Notice period for termination of             Either party may terminate the Management Services Agreement by
          employment                         giving the other party one (1) months notice in writing.

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



    Payment on termination of                On termination of management MANAGER will be paid Salary to
          Employment                         date of termination Accrued annual leave 12 months salary if the termination is for other than cause. Any and all bonuses and commissions accrued to the date of termination. Any and all bonuses and commissions identified in this agreement if the termination is for other than cause. Unused sick leave is not payable on termination of employment

         Retiring Age                        Unless otherwise approved, the retiring age of MANAGER will be
                                             65.

          Sick leave*                        After six months of service MANAGER is entitled to 10 days sick leave for each year of service. This may be accumulated to 30 days and may only be taken in case of genuine illness or
                                             disability. The entitlement will not form part of any benefit payable upon termination of the Management Services Agreement.
                                             On return to work MANAGER shall complete a sick leave
                                             notification and file with the human resources manager.

       Public Holidays                       Public holidays shall be taken in accordance with company practice as set out in the employee handbook.

  Board of Director Approval                 All actions dealing with existing and/or new stock or stock
         Requirements                        warrants. Hiring of or change in the position of Chief Financial
                                             Officer. Relocation of the company. Change in the state of incorporation.
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